UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  June 8, 2016
PERFORMANCE SPORTS GROUP LTD.
(Exact Name of Registrant as Specified in Charter)
British Columbia, Canada (State or Other Jurisdiction of Incorporation)	001-36506 (Commission File Number)	N/A (I.R.S. Employer Identification No.)

100 Domain Drive Exeter, NH (Address of Principal Executive Offices)		03833-4801 (Zip Code)

Registrant’s telephone number, including area code:  (603) 610-5802
(Former Name or Former Address, if Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Conditions.
On June 8, 2016, Performance Sports Group Ltd. (the “Company”) issued a press release announcing preliminary results for its fourth quarter of fiscal 2016 (“Fiscal 2016”) and full year ended May 31, 2016. The complete release is attached to this report as Exhibit 99.1.
The information pursuant to Item 2.02 in this report on Form 8-K is being furnished as contemplated by General Instruction B(2) to Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.
Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The Company announced today that it has appointed Harlan Kent, 53, as the Company’s Chief Executive Officer (“CEO”) and as a member of the Board of Directors, both effective June 20, 2016.
Mr. Kent will take over CEO responsibilities from Amir Rosenthal, who was named as the Company’s interim Chief Executive Officer in March 2016.  Mr. Rosenthal will remain President, PSG Brands.

Mr. Kent is an experienced Chief Executive Officer who has a strong track record of leading consumer-centric brands, growing profitability, and creating shareholder value.  From March 2015 until March 2016, Mr. Kent served as the president of Alex & Ani, an eco-friendly jewelry chain.  Prior to Alex & Ani, Mr. Kent served as the Chief Executive Officer of C. Wonder, the women’s accessories, clothing, and home goods retailer, from May 2014 until December 2014, and in various capacities, including as President, Chief Executive Officer, and Chief Operating Officer, at Yankee Candle for the 13 years prior to joining C. Wonder.  During his tenure as President and Chief Executive Officer of Yankee Candle, an American manufacturer and retailer of scented candles, candleholders, accessories, and dinnerware, Yankee Candle revenues more than doubled to $840 million and the company’s market capitalization increased to $1.7 billion.  Mr. Kent has also worked at Totes Isotoner Corporation, Olin Corporation, Campbell Soup Company, and Dole Food Company.  Mr. Kent currently serves on the board of directors of P.F. Chang’s China Bistro, a chain of casual dining restaurants focused on creative Chinese fare, and on the Consumer Advisory Board of Madison Dearborn Partners, LLC.  Previously, Mr. Kent has also served on the board of directors of Savory Spice Shop, a spice specialty chain, from 2014–2015, Connecticut Children’s Medical Center, a comprehensive pediatric hospital in Hartford, Connecticut, from 2010–2014 and rue21, a specialty discount retailer of young men and women’s casual apparel and accessories, from 2012–2013.  Mr. Kent began his career at Bain and Company as a consultant and holds a bachelor’s degree in economics from Dartmouth College.
Mr. Kent’s career has been marked with success in a range of evolving senior roles across category management, operations, business development and leadership in a number of global consumer companies.  His extensive operational, financial, and strategic planning experience qualifies him to sit on the Company’s Board of Directors.
On June 8, 2016, the Company and Bauer Hockey, Inc., a wholly owned subsidiary of the Company (“Bauer”), entered into an employment agreement with Mr. Kent (the “Employment Agreement”), pursuant to which Mr. Kent shall serve as CEO of the Company and Bauer until terminated in accordance with the terms of the Employment Agreement.  Mr. Kent will also be appointed to the Company’s Board of Directors (the “Board”) on June 20, 2016, and the Company shall nominate Mr. Kent for re-election as a director on the expiration of his initial term as a director and the expiration of each subsequent term thereafter.  Mr. Kent is entitled to receive a base salary at an annual rate of $750,000 and will be eligible to receive an annual bonus for each completed fiscal year of employment, beginning with the Company’s 2017 fiscal year.  The annual bonus will be based upon achievement of annual performance goals for Mr. Kent and the Company, as set by the Board.  Mr. Kent’s target annual bonus opportunity is 100% of base salary.  Mr. Kent’s fiscal year 2017 annual bonus is guaranteed at a minimum of 50% of target, with any annual bonus earned in excess of such minimum based on achievement of the performance goals established by the Board for fiscal 2017.
The Employment Agreement provides that Mr. Kent will receive an initial grant of 307,692 restricted stock units and a stock option to purchase 615,385 common shares of the Company, in each case pursuant to award agreements with terms and conditions consistent with the Company’s Omnibus Equity Incentive Plan (the “Sign-On Grant”).  The Sign-On Grant shall vest in substantially equal annual installments on each of the first five anniversaries of the grant date, subject to Mr. Kent’s continued employment on each such date.

In addition, the Employment Agreement provides that in each of October 2017 and October 2018, subject to Mr. Kent’s continued employment on the applicable grant date, Mr. Kent will be entitled to receive a minimum annual equity grant of stock options and restricted stock units with a grant date aggregate fair market value of $1,425,000, as determined by the Board in its sole discretion.  These awards will be subject to the Company’s Omnibus Equity Incentive Plan and award agreements issued thereunder with terms and conditions consistent with those offered to other senior executives of Company.
Mr. Kent will also be entitled to receive reimbursement for his reasonable relocation expenses for permanently relocating within a reasonable commuting distance from Exeter, New Hampshire, up to a maximum of $150,000, as well as up to $10,000 in legal fees incurred in connection with the negotiation of the Employment Agreement.
Upon any termination of employment, except in the case of a termination for “cause” (as defined in the Employment Agreement), Mr. Kent will be entitled to receive any base salary through the end of the payroll period in which his termination occurs, unreimbursed business expenses, and any accrued but unpaid paid time-off, as well as any unpaid annual bonus for the immediately preceding completed fiscal year (collectively, the “Accrued Benefits”).  Upon a termination due to Mr. Kent’s death or “disability” (as defined in the Employment Agreement), he will also be entitled to receive a prorated annual bonus for the fiscal year of termination (the “Prorated Bonus”).
If the Company terminates Mr. Kent’s employment for “cause,” Mr. Kent will be entitled to receive only any base salary, unreimbursed business expenses, and any paid time-off, in each case to the extent accrued but unpaid as of the termination date.
If the Company terminates Mr. Kent’s employment without “cause” or if Mr. Kent resigns for “good reason,” in each case as defined in the Employment Agreement, Mr. Kent will be entitled to the following severance benefits in addition to the Accrued Benefits, in each case subject to his timely execution of an irrevocable general release of claims against the Company and related parties:
—	Twelve months (the “Continuation Period”) of continued base salary;
—	COBRA participation in the Company’s medical and dental plans at the active-employee rate during the Continuation Period; and
—	An annual bonus for the fiscal year of termination, if any, based on actual performance against the established performance goals for the full year.
If, however, Mr. Kent is terminated without “cause” or resigns for “good reason,” in either case while the Company (or any of its affiliates) is party to an agreement the consummation of which would result in a “change in control” of the Company (as defined in the Company’s Omnibus Equity Incentive Plan) or within 18 months following a “change in control,” Mr. Kent will be entitled, subject to his timely execution of an irrevocable general release of claims against the Company and related parties, to the same severance benefits described above, except that the “Continuation Period” will be 24 months.
Mr. Kent’s severance benefits under the Employment Agreement are in all events subject to his continued compliance with the restrictive covenants in the agreement that survive a termination of employment, including a covenant not to disclose the Company’s confidential information, a 12-month covenant not to compete, a
12-month covenant not to hire employees of the Company or solicit customers or vendors of the Company, and a covenant not to disparage the Company or its affiliates.  The 12-month covenants extend to 24-months in the event that the Continuation Period is 24 months, as described above.  The Company agrees to instruct the members of the Board and its senior executives not to disparage Mr. Kent.
In the event that Mr. Kent becomes subject to the additional excise tax on “golden parachute payments” under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, payments and benefits to him will be reduced to the maximum amount that would not subject them to such additional tax, unless payment of the full amount would leave Mr. Kent in a better after-tax position than if such amounts had been so reduced.
The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K.

On June 8, 2016, the Company issued a press release announcing the appointment of Mr. Kent as CEO and as a member of the Board of Directors, both effective on June 20, 2016.  The press release is filed as Exhibit 99.2 to this Current Report on Form
8-K.
Item 9.01          Financial Statements and Exhibits.
(d)          Exhibits
Exhibit No.	Description
99.1	Press Release dated June 8, 2016

99.2	Press Release regarding Harlan Kent, dated June 8, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date:  June 8, 2016
PERFORMANCE SPORTS GROUP LTD.

By:	/s/ Michael J. Wall
	Name:	Michael J. Wall
	Title:	Executive Vice President, General Counsel and Corporate Secretary

Exhibit Index
Exhibit No.	Description
99.1	Press Release dated June 8, 2016

99.2	Press Release regarding Harlan Kent, dated June 8, 2016